Exhibit 99.2

delivering superior value for all shareholders may 2008 how tomorrow moves forward-looking disclosure this presentation and other statements by the company contain forward-looking statements within the meaning of the private securities litigation reform act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate,” and similar expressions. forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. if the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements. forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company. other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s sec reports, accessible on the sec’s website at www.sec.gov and the company’s website at www.csx.com.

CSX is building lasting shareholder value CSX is driving strong performance for all shareholders safety, service, financial and value creation significant momentum is expected to continue striving for industry leadership across full spectrum this board of directors and management team have presided over this substantial improvement CSX’s board of directors’ transportation and governance experience is world-class board oversight and management team execution are delivering superior performance for shareholders

CSX delivering industry-leading shareholder value three-year stock performance 208% CSX 115% unp 102% bni 89% cp 79% nsc 78% cni s&p 500 stock performance three-year stock appreciation top 20 278% 21 CSX 208% 22-100 120% 101-200 49% 201-300 17% 301-400 (5%) 401-500 (39%) note: stock price performance as of april 25, 2008; adjusted for splits recent actions reflect strong confidence in CSX $3.0 billion share buyback program builds on nearly $3 billion repurchased since 2006 consistent with bbb-/baa3 capital structure objectives targeting completion by year-end 2009 quarterly dividend nearly tripled since 2005 $0.065 q4 2005 $0.100 q3 2006 $0.120 q1 2007 $0.150 q3 2007 $0.180 20% increase q2 2008 first quarter confirms industry-leading momentum first quarter 2008 comparable operating margin and improvement 17% 420 cp 19% 760 unp 21% 410 bni 23% 1,240 CSX 23% 270 nsc 27% (30) cni q1 2008 operating margin q1 2008 vs q1 2004 improvement (bps) note: see gaap reconciliation for CSX data; peer comparisons based on first call data

CSX leads across critical performance measures best worst shareholder value creation CSX unp bni cp cni  nsc employee safety nsc CSX unp bni cp cni expense control per rtm CSX unp cni bni cp nsc margin expansion CSX unp nsc bni cni cp eps growth CSX bni unp nsc cni cp projected analyst eps growth through 2010 CSX unp bni cni cp nsc shareholder value creation based on total shareholder return from q1 2007 - q1 2008. safety based on 2007 fra personal injury statistics. expense control per revenue ton mile, margin expansion and eps growth based on q1 2007 vs. q1 2008 results. cn and cp expenses have been adjusted for the impact from translation of u.s. dollar-denominated expenses into canadian dollars. projected analyst eps growth is 2007 through 2010 and is based on first call data.

management driving price, volume and productivity CSX operating income change: 2003-2007 $2,500m $2,000m $1,500m $1,000m $500m $0m sources of income growth net inflation 16% real pricing 28% volume 16% productivity 40% $877 management action sustained, industry leading price above inflation. volume is up 7% on rtm basis with favorable mix. productivity has exceeded $500m. $2,233 2003 comparable operating income net inflation real pricing volume productivity 2007 comparable operating income note: inflation assumed at 3.5% based on aar’s all-lf index. real pricing based on “same store sales” price gains less inflation and net impact from fuel price. see gaap reconciliation for CSX data.

strong financial performance to continue long-term value creation capital structure business investment dividend increase share buybacks operational drivers safety and service productivity value pricing organic growth financial performance roic improvement cash flow growth earnings growth margin expansion 2008-2010 targets operating income 13%-15% cagr earnings per share 18%-21% cagr operating margin near 30% by 2010 free cash flow before dividends exceed $1b in 2010 note: cagr’s are off comparable 2007 results; eps targets are stated before the impact of share buybacks productivity initiatives to deliver $400m+ of savings through 2010 key focus area network efficiency/total service integration labor productivity locomotive fleet management car fleet utilization fuel efficiency strategies for achieving targets continuous focus on plan efficiency through design tsi building reliable and productive service products technology drives terminal and customer efficiency driving infrastructure maintenance productivity with process and technology utilization gains with advanced planning tools, distributed power and tsi driving maintenance efficiency and reliability utilization gains through reduced dwell improved reclaim and settlement reduces cost implementing on-board fuel saving systems effective deployment of new fuel efficient locomotives process improvement teams have continuously delivered on clear productivity targets and have a pipeline of specific initiatives

CSX board expert, diverse and performance driven compelling transportation experience michael ward and john mcpherson each have 30 years of railroad experience elizabeth bailey was a national leader in airline deregulation; recognized as a transportation economics and policy expert john breaux is a transportation policy expert; strong u.s. senate experience blue chip business experience seven current and former ceo’s; including michael ward ceo experience spans rail, financial and industrial companies CSX, illinois central, florida east coast, southern company, haskell company, citigroup, mercantile bankshares, aegon, cendant, phh governance and policy expertise over 100 years of board experience in rail, financial and industrial companies CSX, honeywell, altria, hartford, dominion resources, southern company, ashland, pnc, bank of new york, suntrust, smithfield, constellation need for diverse experience reflects regulated history and attributes of railroads the choice between director slates is clear

CSX’s board is a leader in governance CSX has a presiding independent director with delineated duties consistent with prevailing practice in the united states CSX has a strong independent board ceo is the only management director, with eleven outside directors best practices already in place at CSX key board committees are comprised solely of independent directors election of entire board is conducted annually majority election of board in uncontested elections is required no supermajority vote required ability of 15% of shareholders to call a special meeting executive severance payments capped at 2.99 times annual compensation no poison pill all incentive compensation is performance-earned CSX corporate governance ranks in top 1% of transportation companies

CSX incentive pay is entirely performance-earned percent of total long-term incentive compensation that must be performance-earned 100% CSX 60% bni 45% nsc 25% unp CSX is the only major railroad at which annual and long-term incentive plans are both 100% performance-earned source: 2008 railroad proxy statements. performance-earned excludes time-based stock options and restricted stock.

TCI GROUP’S DEMANDS WOULD IMPAIR VALUE Proposal Sacrifices LT Potential Flawed Assumptions Ignores Risk Impacts Negative Credit Impacts CSX Status Leveraged Buyout CSX stock price has significantly exceeded proposed LBO price ASR/Dutch tender of CSX’s $3B program CSX executed its program without a premium to market Annual stock buyback of 20% for five years Repurchased nearly $3B since 2006; further $3B targeted by year-end 2009 Increase customer prices 7% annually Managing regulatory concerns; pricing to the market reflecting value of service Replace current Board of Directors Current Board has presided over industry-leading performance Freeze expansion capital spending Investing in growth with returns above the cost of capital Statements made by Chris Hohn and TCI have fueled support in Congress for re-regulation, which would destroy shareholder value

QUALIFICATIONS OF TCI GROUP NOMINEES RAISE QUESTIONS

Nominee	TCI Group says...	The whole truth...
Chris Hohn	Creates Shareholder Value	Demands for CSX, if implemented, could have **impaired shareholder value**. Made statements raising significant regulatory concerns in Washington. No U.S. public board experience, and resigned from a UK board amid allegations of conflict of interest.
Alex Behring	Former CEO ALL (Brazil)	Led Brazilian railroad a fraction of CSX's size with an **abysmal safety record**. No U.S. public board experience.
Tim O'Toole	Former CEO Conrail	Transitional CEO as Conrail was converted to a switching operator. As Managing Director of London Underground, **performance is down sharply** and need for government funding is up 600%. No U.S. public board experience.
Gary Wilson	Former Chairman Northwest Airlines	Led Northwest Airlines into **bankruptcy and sold more than 75% of his shares** in the months immediately leading up to the bankruptcy filing.
Gil Lamphere	Former Director CN & Former Chairman Illinois Central	Chaired a publicly traded company sold through a distressed sale, and has a **career characterized by buyouts and leverage**.

The choice between director slates is clear

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CSX BOARD AND MANAGEMENT DELIVERING VALUE PROVEN RECORD OF DELIVERING VALUE TO SHAREHOLDERS Superior stock performance, investing for long-term growth, nearly tripled dividends, targeting nearly $6 billion of buybacks between 2006 and 2009 PRESIDING OVER FASTEST GROWING COMPANY IN AN ATTRACTIVE INDUSTRY Leads industry in safety, service and financial improvement Recognized among industry leaders in safety and service KNOWLEDGE AND EXPERTISE IN PLACE TO CONTINUE STRONG IMPROVEMENT Diverse background already in place for presiding over dynamic business Corporate governance practices recognized among best-in-class Constructive tension between Board and management in place to drive value The CSX Board has a proven track record and is a market leader in corporate governance. Support the CSX Board of Directors

PROXY STATEMENT DISCLOSURE & GAAP RECONCILIATION

IMPORTANT INFORMATION

In connection with the 2008 annual meeting of shareholders, CSX Corporation ("CSX") has filed with the SEC and mailed to shareholders a definitive Proxy Statement dated April 25, 2008. Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC's website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202. CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX's security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX's definitive Proxy Statement and its May 15, 2008 letter to shareholders filed with the SEC as definitive additional soliciting materials.

GAAP RECONCILIATION

CSX reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used to manage the company's business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the SEC may provide users of the financial information with additional meaningful comparisons to prior reported results.

CSX has provided operating income, ratio and earnings per share adjusted for certain items, which are non-GAAP financial measures. The company's management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using these adjusted numbers.

Likewise, this information facilitates comparisons to financial results that are directly associated with ongoing business operations as well as provides comparable historical information. Lastly, earnings forecasts prepared by stock analysts and other third parties generally exclude the effects of items that are difficult to predict or measure in advance and are not directly related to CSX's ongoing operations. A reconciliation between GAAP and the non-GAAP measure is provided. These non-GAAP measures should not be considered a substitute for GAAP measures.

	2002	2003	2004	2005	2006	2007	Q108
Revenue	7,916	7,573	8,040	8,618	9,566	10,030	2,713
Operating Expense	6,906	7,058	7,043	7,062	7,417	7,770	2,087
Less Pre-tax Gain on Insurance Recoveries	–		–	–	(168)	(27)	(2)
Plus Restructuring Charge	–	22	71	–	–	–	–
Plus Provision for Casualty Claims	–	232	–	–	–	–	–
Plus Additional Loss on Sale		108					
Comparable Operating Income	1,010	877	1,068	1,556	1,981	2,233	624
Comparable Operating Ratio	87.2%	88.4%	86.7%	81.9%	79.3%	77.7%	77.0%

[CSX] 15

5456 CSX

CSX Corporation

PROTECT YOUR INVESTMENT RE-ELECT YOUR BOARD OF DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY PLEASE VOTE THE WHITE PROXY CARD TODAY! Instructions for voting your shares by telephone, Internet or mail are enclosed, along with your WHITE proxy card and postage-paid return envelope. If you’ve already signed and returned a blue proxy card, you can revoke that vote and cast a new vote by signing, dating and returning the enclosed WHITE proxy card today. If you need assistance in voting your shares by telephone, Internet or mail, please contact Innisfree M&A Incorporated, which is assisting the company in this matter, toll-free at 877-750-9497.